Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-227769 on Form S-4 of Enbridge Inc. of our report dated February 24, 2017, relating to the consolidated financial statements of Spectra Energy Partners, LP and subsidiaries as of and for the two years ended December 31, 2016 appearing in the Annual Report on Form 10-K of Spectra Energy Partners, LP for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
November 7, 2018